Exhibit 99.1

FOR IMMEDIATE RELEASE

Tutor Perini Corporation Announces Q2 2009 Results

•	Revenues of $1.38 billion, compared to $1.39 billion in 2008

•	Net income of $38.9 million, up 36.2% from a year ago

•	Diluted EPS of $0.79 compared to $1.03 for Q2 2008; $0.84 for Q2 2008 on a pro forma basis including Tutor-Saliba

•	Refines diluted EPS guidance for full year 2009 at $2.60 to $2.70

Framingham, MA – August 6, 2009 – Tutor Perini Corporation (NYSE: TPC), a leading civil and building construction company, today reported results for the second quarter ended June 30, 2009.

Second Quarter Results

Net income was $38.9 million for the second quarter of 2009, as compared to net income of $28.6 million for the second quarter of 2008. Diluted earnings per common share were $0.79 for the second quarter of 2009, as compared to $1.03 for the second quarter of 2008. On a pro forma basis, including Tutor-Saliba, net income and diluted earnings per common share were $42.5 million and $0.84, respectively, for the second quarter of 2008. The increase in net income primarily reflects improved profit contributions from the Company’s Civil and Management Services segments, including the positive impact in 2009 with the addition of Tutor-Saliba on both of these segments.

Revenues from construction operations were $1.38 billion for the second quarter of 2009, compared to revenues of $1.39 billion for the second quarter of 2008. On a pro forma basis, including Tutor-Saliba, revenues from construction operations were $1.80 billion for the second quarter of 2008. The decrease in revenues reflects the normal completion of work under contract and a reduced level of new work acquired in 2009 as a result of the challenging economic environment, which has caused some customers to delay the start of new projects. Partly offsetting this decrease were increased revenues in 2009 due to the additions of Tutor-Saliba and Keating Building Corporation.

Six Months Results

Net income was $77.9 million for the first six months of 2009, as compared to net income of $53.7 million for the first six months of 2008. Diluted earnings per common share were $1.59 for the first six months of 2009, as compared to $1.94 for the first six months of 2008. On a pro forma basis, including Tutor-Saliba, net income and diluted earnings per common share were $81.0 million and $1.60, respectively, for the first six months of 2008.

Revenues from construction operations were $2.9 billion for the first six months of 2009, compared to revenues of $2.6 billion for the first six months of 2008. On a pro forma basis, including Tutor-Saliba, revenues from construction operations were $3.4 billion for the first six months of 2008.

Backlog at $5.1 billion

The backlog of uncompleted construction work at June 30, 2009 was $5.1 billion, a decrease of $1.6 billion from the $6.7 billion backlog reported at December 31, 2008. The June 30, 2009 backlog includes new contract awards and adjustments to contracts in process added during the second quarter of 2009 of approximately $658 million, which includes a new $272 million courthouse in Southern California and a $204 million runway reconstruction project at JFK Airport in New York. The decrease in backlog during the first six months of 2009 reflects the normal completion of work under contract for the period and reduced level of new work acquired.  The Company is continuing to target a number of attractive civil infrastructure and building projects, which could be awarded in the balance of this year.

Financial Condition Remains Strong in 2009
At June 30, 2009, working capital was $358.1 million, an increase of $133.1 million from $225.0 million at December 31, 2008. The increase was primarily due to borrowings made by the Company under its revolving credit facility in 2009. The Company had $119.1 million available to borrow under its credit facilities as of June 30, 2009. In July, the Company repaid in full $125.0 million of outstanding borrowings under its revolving credit facility. The Company believes its financial position and credit arrangements are sufficient to support the Company’s substantial backlog and anticipated new work.

During the first quarter earnings call, the Company indicated that there were discussions with a potential target company regarding an acquisition. The discussions were terminated in July and are not expected to resume. The Company will continue to seek opportunities to expand its business through acquisitions.

Outlook

The Company is refining its guidance for 2009 revenues from an estimated range of $5.5 to $6 billion to an estimated range of $5 to $5.5 billion and diluted earnings per share from an estimated range of $2.60 to $2.80 per share to an estimated range of $2.60 to $2.70 per share.

Ronald Tutor, Chairman and CEO, stated “The Company is pursuing a number of attractive civil infrastructure projects in our core geographic markets. Management Services had another strong quarter and is ready for the military to launch the larger work programs in Guam. We continue to get strong execution from our building operations and have positioned the business to acquire new work when the credit markets improve. Our expectation is to begin building our backlog in the second half of this year with higher margin projects.”

Registration of Shares

The Company also announced today that it has received a request from Mr. Tutor, in his capacity as Shareholder Representative under the Shareholders Agreement dated April 2, 2008, to file a shelf registration on Form S-3 to register the resale of shares issued in connection with the Tutor-Saliba merger.  The Company has described previously the registration rights held by the former Tutor-Saliba shareholders in the Form 8-K filed on April 7, 2008.  The Company will not receive any proceeds from the sale of these shares by the participating shareholders.  The amount and timing of the offering at this time are uncertain and will depend on several factors, including the current market conditions, including restrictions on the amount of shares that can be sold by Mr. Tutor under the Shareholders Agreement.

A registration statement relating to this potential offering has not been filed with the Securities and Exchange Commission.  This announcement shall not constitute an offer to sell or the solicitation of an offer to buy any securities described herein nor shall there be any sale of these securities in any state or jurisdiction in which the offer, solicitation or sale would be unlawful.  This announcement is being issued pursuant to and in accordance with Rule 135 of the Securities Act of 1933.

2nd Quarter Conference Call

The Company will host a conference call at 4:30 PM Eastern Time on Thursday, August 6, 2009, to discuss the Company’s second quarter 2009 results. To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (866) 804-6923 and enter the pass code 29377864. International callers should dial (857) 350-1669 and enter the pass code 29377864.

If you are unable to participate in the call at this time, a replay will be available on Thursday, August 6, 2009 at 7:30 PM Eastern Time, through Thursday, August 13, 2009 at midnight Eastern Time. To access the replay dial (888) 286-8010 and enter the conference ID number 17635549. International callers should dial (617) 801-6888 and enter the same conference ID number 17635549.

About Tutor Perini Corporation

Tutor Perini Corporation is a leading civil and building construction company offering diversified general contracting and design/build services to private clients and public agencies throughout the world. We have provided construction services since 1894 and have established a strong reputation within our markets by executing large complex projects on time and within budget while adhering to strict quality control measures.

We offer general contracting, pre-construction planning and comprehensive project management services, including the planning and scheduling of the manpower, equipment, materials and subcontractors required for a project. We also offer self-performed construction services including excavation, concrete forming and placement, steel erection, electrical and mechanical services, plumbing and HVAC. We are known for our major complex building project commitments as well as our capacity to perform large and complex transportation and heavy civil construction for government agencies and private clients throughout the world.

The statements contained in this Release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation, statements regarding the Company’s expectations, hopes, beliefs, intentions, strategies regarding the future and statements regarding future guidance and non-historical performance. These forward-looking statements are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. The Company’s expectations, beliefs and projections are expressed in good faith and the Company believes there is a reasonable basis for them. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the current global financial crisis and significant deterioration in global economic conditions, which may cause or accelerate a number of other factors listed below; the Company's ability to successfully and timely complete construction projects; the Company’s ability to win new contracts and convert backlog into revenue; the potential delay, suspension, termination, or reduction in scope of a construction project; the continuing validity of the underlying assumptions and estimates of total forecasted project revenues, costs and profits and project schedules; the outcomes of pending or future litigation, arbitration or other dispute resolution proceedings; the availability of borrowed funds on terms acceptable to the Company; the ability to retain certain members of management; the ability to obtain surety bonds to secure its performance under certain construction contracts; possible labor disputes or work stoppages within the construction industry; changes in federal and state appropriations for infrastructure projects; possible changes or developments in worldwide or domestic political, social, economic, business, industry, market and regulatory conditions or circumstances; and actions taken or not taken by third parties, including the Company’s customers, suppliers, business partners, and competitors and legislative, regulatory, judicial and other governmental authorities and officials; the ability to realize the expected synergies resulting from the merger with Tutor-Saliba in the amounts and in the timeframe anticipated; and the ability to integrate Tutor-Saliba’s businesses into those of Tutor Perini in a timely and cost-efficient manner. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Tutor Perini Corporation (NYSE) Summary of Consolidated Income (Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
	(In thousands, except per share data)
Revenues:
Building	$ 1,215,982	$ 1,299,690	$ 2,558,919	$ 2,462,710
Civil	97,229	58,548	186,574	118,704
Management services	69,537	30,149	155,537	63,309
TOTAL REVENUES	$ 1,382,748	$ 1,388,387	$ 2,901,030	$ 2,644,723

Gross profit	$ 108,213	$ 70,998	$ 215,123	$ 137,560
General and administrative expenses	44,453	28,398	88,729	55,997
Income from construction operations	63,760	42,600	126,394	81,563
Other income, net	619	2,535	1,885	4,040
Interest expense	(2,864)	(394)	(4,094)	(749)
Income before income taxes	61,515	44,741	124,185	84,854
Provision for income taxes	(22,618)	(16,184)	(46,307)	(31,144)
NET INCOME	$ 38,897	$ 28,557	$ 77,878	$ 53,710

BASIC EARNINGS PER COMMON SHARE	$ 0.80	$ 1.05	$ 1.61	$ 1.98

DILUTED EARNINGS PER COMMON SHARE	$ 0.79	$ 1.03	$ 1.59	$ 1.94

Weighted average common shares outstanding:
Basic	48,521	27,171	48,518	27,158
Effect of dilutive stock options and
restricted stock units outstanding	476	596	490	552
Diluted	48,997	27,767	49,008	27,710

Selected Balance Sheet Data

(Unaudited)

	June 30,	December 31,
	2009	2008
(in thousands)
Total assets	$ 3,163,370	$ 3,073,078
Working capital	$ 358,077	$ 225,049
Long-term debt, less current maturities	$ 186,436	$ 61,580
Stockholders' equity	$ 1,219,638	$ 1,138,226

Tutor Perini Corporation (NYSE) Table 1 Comparison of Reported Revenues, Net Income and Earnings per Share to Pro Forma Revenues, Net Income and Earnings per Share (a) (Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2008		June 30, 2008
	Actual	Pro Forma (a)	Actual	Pro Forma (a)
(in thousands, except per share data)

Revenues	$ 1,388,387	$ 1,802,391	$ 2,644,723	$ 3,442,577

Net income	$ 28,557	$ 42,481	$ 53,710	$ 81,007

Earnings per share:
Basic	$ 1.05	$ 0.85	$ 1.98	$ 1.62
Diluted	$ 1.03	$ 0.84	$ 1.94	$ 1.60

Weighted average shares outstanding:
Basic	27,171	50,158	27,158	50,145
Diluted	27,767	50,754	27,710	50,697

(a) The unaudited pro forma summary financial information is based on our historical financial statements for the three months and six months ended June 30, 2008, giving effect to the merger with Tutor-Saliba as if it had been completed on January 1, 2007. The pro forma operating results reflect the updated estimated allocation of the purchase price that was used to prepare our financial statements as of and for the year ended December 31, 2008, and that will be reflected in the financial statements included with our Form 10-Q for the quarterly period ended June 30, 2009 that we intend to file later this week.  This unaudited pro forma summary financial information is presented for informational purposes only and is based on certain assumptions that we believe are reasonable, and does not purport to represent our results of operations had the merger been completed on January 1, 2007, nor is it necessarily indicative of future results of operations.

CONTACT:	Kekst and Company
Douglas Kiker, 212-521-4800
Or
Tutor Perini Corporation
Kenneth R. Burk, 818-362-8391
Executive Vice President, Chief Financial Officer